Exhibit 10.09

REVISED

November 5, 2001

Adriel Lares

Dear Adriel:

On behalf of 3PARdata, Inc., (the “Company”), I am pleased to offer to you the exempt position of Director of Finance reporting to Bill Kurtz, COO/CFO.

Should you accept this offer your compensation will include:

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An annual base salary of $120,000.00 which will be paid biweekly in accordance with the Company’s normal payroll procedures. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

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Subject to approval of the Board of Directors, we will grant you an incentive stock option entitling you to purchase up to 25,000 shares of Common Stock of the Company at an exercise price equal to the then current fair market value, as determined by the Board. Such options shall be subject to the terms and conditions of the Company’s 1999 Stock Option Plan and the related Stock Option Agreement. After Board approval of the grant, we will provide you with detailed written information regarding these stock options.

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Additionally, you will receive a hiring bonus of $5,000.00 (net), payable within thirty (30) days of your start date. This bonus will be subject to any and all relevant payroll deductions and procedures. Should you leave the company for any reason within your control, before the first anniversary of your start date, you will be responsible for reimbursing to the Company the bonus amount on a prorated basis.

This offer is contingent upon our successful verification of the information provided to us on your employment application, upon the completion of your personal/professional references, your executing the Company’s Confidential Information and Invention Assignment Agreement, and your providing the Company with the proof of your identity and authorization to work in the United States, as required by federal immigration law. The easiest method of satisfying this requirement is to provide a state driver’s license and social security card, and either your passport or a copy of your birth certificate. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you do not have these documents, please call me immediately to discuss what other documents will satisfy the requirements of this law. We have enclosed the Confidential Information and Invention Assignment Agreement and the I-9 Form. If you accept this offer, please complete and sign these forms and include the required I-9 documentation.

As a full-time employee, you will be eligible to participate in the Company’s full benefit package as currently and hereafter provided to other employees, which includes: medical, dental and vision, life insurance, short and long-term disability, new hire stock options, a 401 (K) program, Flexible Spending 125, employee assistance program and tuition reimbursement. You will be entitled to 15 days of personal paid time off during your first year of employment and 10 paid holidays in 2001 in accordance with the Company’s vacation/holiday policy. We have placed a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our employees and their families change.

3PARdata	4245 Technology Drive	Fremont, CA 94538
(510) 413-5999 Main	(510)413-5998 FAX	www.3pardata.com

Adriel G. Lares	Page 2 of 2
Offer of Employment	November 5, 2001

Adriel, while we anticipate that this will be a long and rewarding relationship, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the President of the Company. (We request that, in the event of resignation, you give the Company at least two weeks notice).

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers.

A duplicate original of this letter is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Adriel, we are pleased that you are interested in the Company, and I believe that you will find 3PARdata, Inc. a truly exciting and fulfilling place to work. To indicate your acceptance of the Company’s offer, please sign below, indicate your start date in the space provided and return this letter and the executed Confidential Information and Invention Assignment Agreement and 1-9 Form with required documentation to Jeannette Robinson no later than Monday, November 12, 2001. This offer is valid until this date, but should you have any questions or concerns please call me immediately at 510-354-2580.

We look forward to working with you at 3PARdata!

Sincerely,

/s/Jeannette Robinson
Jeannette Robinson
Vice President, Human Resources

ACCEPTED AND AGREED:

/s/ Adriel G. Lares	Dated:	11/7/01
Adriel G. Lares

START DATE: 12/10/01

Enclosures:

[Duplicate Offer Letter, I-9 Document, and Form of Employee Confidentiality and Invention Assignment Agreement]